Exhibit 10.33

April 25, 2011

Clayton Shelver, Director
GeoBio Energy Inc.
13110 NE 177th Place
Suite 169
Woodinville, WA 98072

Re:           Engagement Letter

Dear Mr. Shelver:

Mosaic Capital LLC and Mosaic Capital Securities LLC (“MC”) is pleased to have been selected by GeoBio Energy Inc., its subsidiaries and affiliates (“GeoBio ” or “Company”) to (i) assist the Company in raising the capital necessary (“the Financing”) to enable the Company to acquire certain companies or a company in the oil and gas service sector (the “Target”) and (ii) to act on GeoBio’s behalf as financial advisor with respect to the Financing.  Based upon our previous conversations and the review by MC of materials submitted to date by the Company, MC is willing to accept an engagement to provide its services to GeoBio.  This engagement is proposed with the assumption that the Company and MC shall identify and structure certain acquisitions that will require MC’s assistance with the Financing and that MC is prepared to assist the Company with such Financing. This engagement letter (“Agreement”) sets forth all of the terms under which MC will provide services to GeoBio.

PURPOSE OF ENGAGEMENT

1.	To assist GeoBio in:

a.	Reviewing and structuring of documents and materials relevant to the re-financing/re-capitalization of GeoBio’s balance sheet to acquire the Target;

b.	Reviewing and structuring of documents and materials relevant to the Financing;

c.	The completion of the requisite Financing ("Purpose of the Engagement").

TERM OF ENGAGEMENT

2.
The period of time within which MC will provide its services to the Company under this Agreement (“Term of Engagement”), shall begin as of the date the Company signs this Agreement and shall end with the termination of this Agreement in the event of one or more of the following:

a.	Non-payment by the Company to MC of any of the fees or expense reimbursements described in this Agreement;

b.	Conclusion of a transaction between the Company and an investor and/or lender that accomplishes the Purpose of the Engagement;

c.	A determination by MC that the Purpose of the Engagement is no longer feasible due to materially adverse changes in the Company, its circumstances or capital marketconditions;

d.	Either party has received from the other a written 30-day notice of termination of this Agreement.

e.	The requirements under this Agreement of confidentiality, non-circumvention, indemnification and payment of all compensation due to MC, shall survive termination of this Agreement.

EXCLUSIVITY

3.	The Company agrees that MC shall represent the Company as the Company’s exclusive financial advisor during the Term of the Engagement.

SERVICES TO BE PROVIDED BY MC

4.	MC will advise and assist GeoBio in devising and executing a program to secure the Financing, which will include the following:

a.
Selecting and structuring of materials, documents, and applications in a manner which MC determines to be necessary to obtain the Financing, based upon the practices of various investors and lenders in the capital market place as determined by MC.

b.
Identifying on a best efforts basis, prospective capital investors and lending institutions that may have an interest in providing the Financing to GeoBio. There is no guarantee that MC will be successful in securing the Financing for GeoBio.

c.	Negotiating the terms of the Financing with prospective capital investors and lending institutions identified by MC, GeoBio, or any third party.

d.	Structuring of and participation in presentations to prospective investors and lending institutions as reasonably necessary to obtain the Financing.

e.
In performing its services under this Agreement, MC will use and rely primarily on the information and documentation provided to MC by the Company which MC determines in its sole discretion to be necessary to obtain the Financing (“Information”) and secondarily on information available from generally recognized public sources (“Research”). MC will not independently verify and MC has no responsibility for the accuracy or completeness of the Information, the Research or any other information as may be obtained by MC in connection with performing its services under this Agreement.

f.	MC will not make an appraisal of any assets of the Company.

g.	MC may, in its sole discretion, investigate and analyze the financial status of the Company at any time during the Term of Engagement.

OBLIGATIONS OF GEOBIO

5.
Provide MC with the Information by the time requested by MC.  GeoBio represents and warrants that the Information previously or hereafter furnished by it or on its behalf to MC shall be complete, accurate and not misleading. MC assumes no responsibility for the accuracy, completeness or fairness of the Information.

6.
Provide MC, by the time requested by MC, with feedback on materials prepared by MC on behalf of the Company which must be approved by the Company for distribution to prospective investors and lenders for information purposes (“Information Memoranda”) or for offering purposes (“Offering Materials”). MC assumes no responsibility for the accuracy, completeness or fairness of any Information Memoranda or Offering Materials which have been approved by the Company.

7.
Notify MC, as soon as possible, and in any event within 48 hours of being informed or suspecting that, for any reason, there has been any material change in the Company, including, without limitation, its operations, structure, financial condition, balance sheet, prospects, key personnel, or participation in litigation, whether or not such change is adverse.

8.	Fully cooperate with MC in MC’s efforts to investigate and analyze the financial status of the Company at any time during the Term of Engagement.

9.
Since MC will be acting on behalf of GeoBio in connection with its engagement hereunder, the Company and MC have entered into a separate indemnification agreement, which is contemporaneous with this Agreement and attached hereto, providing for the indemnification of MC and certain related persons (“Indemnification Agreement”).  The Indemnification Agreement is an integral part of this Agreement and the terms thereof are incorporated by reference herein.  Before any other person or entity may be used to carry out any transaction contemplated by this Agreement, such person or entity must first enter into engagement and indemnification agreements with MC substantially similar to this Agreement and the Indemnification Agreement.

10.
Make available at the times specified by MC all of GeoBio's personnel which MC determines to be needed for the purpose of conference calls, site inspections, meetings, and otherwise gathering the Information  as deemed necessary by MC.

11.
GeoBio represents and warrants to MC that: (a) The individual signing this Agreement has been authorized to do so by the Board of Directors of the Company; (b) This Agreement has been approved by the Board of Directors of the Company as executed and delivered to MC by the Company; (c) This Agreement constitutes a legal, valid and binding agreement of the Company, enforceable in accordance with its terms; and (d) All Information provided, directly or indirectly, by the Company to MC, and all Information Memoranda and Offering Materials which have been approved by the Company, will not, at any time, contain any untrue statements of a material fact or omit to state any material fact which would  make the statements contained therein  misleading in any material way.

12.
The Company shall advise MC in writing, as soon as possible, and in any event within 48 hours of discovering, being informed or suspecting that, for any reason, the Information, Information Memoranda or Offering Materials contain any untrue or misleading statement of a material fact or omit to state any material fact which would make the statements contained therein misleading or incomplete in any material way.

13.
The Company is solely responsible, to the extent not borne by any third parties, for the payment of all costs involved in completing the Financing including, without limitation, all lender costs, investor costs and appraisal costs.

14.	During the Term of Engagement, GeoBio will not seek the Financing on its own or through any means other than as set forth in this Agreement (“Outside Financing”), except as follows:

a.	GeoBio must obtain the written consent of MC before seeking Outside Financing;

b.	MC has exclusive direction and control over seeking any such Outside Financing;

c.	GeoBio provides to MC all of the information relevant to the Outside Financing;

d.	The pursuit of the Outside Financing will otherwise be done in accordance with all of the terms of this Agreement, as if the source of the Outside Financing were procured by MC.

CONFIDENTIALITY AND NON-CIRCUMVENTION

15.
During the Term of Engagement, the Company has been and will continue to be introduced to certain information, forms, writings, techniques and sources of financing that are trade secrets of and are proprietary to MC (“MC Trade Secrets”).  The Company and its respective subsidiaries, affiliates, successors, assigns, officers, directors, employees and agents will keep confidential all such MC Trade Secrets and not reveal those MC Trade Secrets to any third party for any reason without the prior written consent of MC.

16.
If the Company or MC terminates this Agreement and the Company then obtains the Financing, or any portion thereof, from any lender/ investor to which the Company was introduced during the Term of Engagement by MC or otherwise, MC shall be entitled to all compensation and performance from the Company under this Agreement, on the same terms as if this Agreement had not been terminated.

17.
Further, if the Company or MC terminates this Agreement and, within six months after the termination of this Agreement by the Company or MC, the Company obtains the Financing, or any portion thereof, from any lender/ investor to which the Company had been introduced by MC during the Term of Engagement, then MC shall be entitled to all compensation and performance from the Company under this Agreement on the same terms as if this Agreement had not been terminated, unless the  lender/investor has been specifically exempted in this Agreement.

18.
For a period of five years from the signing of this Agreement, GeoBio and its subsidiaries, affiliates, successors, assigns, employees and agents shall not contact or conduct business with any financial institution, investor, or placement agent introduced by MC to the Company without first obtaining written consent from MC and entering into a written agreement with MC for just compensation payable to MC, to the extent that compensation payable to MC is not otherwise covered by this Agreement.

19.
The information received by MC from GeoBio will be held in strict confidence and will only be divulged to third parties directly involved in transactions undertaken to fulfill the purpose of this Agreement.

COMPENSATION

20.
Retainer.  Upon the signing of this Agreement, GeoBio will pay to MC a retainer fee of USD $35,000 (thirty five thousand dollars) (“Retainer”), which Retainer shall be paid as follows: (i) $5,000 upon execution of this Agreement; (ii) $10,000 on or before May 1, 2011; (iii) $10,000 on or before May 15, 2011 and (iv) $10,000 on or before May 30, 2011.  The Retainer is nonrefundable, and is for the purpose of compensating MC for its efforts to position the Company to obtain the Financing including, without limitation, performing its due diligence on the Company and the research and preparation of Information Memoranda and/or Offering Materials.  The Retainer is separate and apart from and shall not be credited against payment of the Success Fees described below.

21.
Acquisition Success Fee:  The greater of the aggregate of 1.5% (one and one half of one percent) of the Total Consideration to the Seller of the Target cash or $300,000 plus the product of the amounts noted below in the Senior Credit Facility, Mezzanine and Equity Success Fees.

22.
Senior Credit Facility Success Fee.  Upon closing of the Financing for a senior credit facility (revolving credit facility portion of a credit facility) , MC will have earned and be immediately paid a Success Fee equal to 1.50% (one and one half of one percent) of the maximum amount for the senior credit facility committed by the source of the Financing.  The term “Senior Credit Facility” shall be defined as any debt instrument/credit facility which is secured by a perfected 1st lien security interest in any asset or stock of GeoBio, its subsidiaries and/or affiliates, but, does not include in the agreements with the lender any yield enhancements such as, but not limited to warrants, success fees, deferred interest, PIK (Paid In Kind accommodations) or stock grants or discounts of any kind.

23.
Mezzanine Credit Facility Success Fee.  Upon closing of the Financing for a mezzanine credit facility, MC will have earned and be immediately paid a Success Fee equal to 4.00% (four percent) of the maximum amount for the mezzanine credit facility committed by the source of the Financing.  The term “Mezzanine Credit Facility” shall be defined as any debt instrument/credit facility which may be, but not necessarily subordinated to any security interest by any other lender in any asset or stock of GeoBio, its subsidiaries and/or affiliates, and may have equity, equity linked features or other form of yield enhancement in addition to a current cash pay interest coupon.  In the event a single lender (such as, but not limited to, a hedge fund, finance company or insurance company) provides a “single or unified” credit facility that has language in which a portion of the credit facility is subordinated or denoted as a “Term Loan B” or other such language which would be construed in the documents as “junior or subordinated” to any other part of the credit facility, then, MC would be compensated based on the amount denoted as “junior” or “secondary” or any other similar language or intent of the language where the lender is pricing a higher yield than the “senior” or “1st tranche” of capital.

24.
Equity Placement Success Fee.  Upon closing of the Financing for equity financing – preferred stock, common stock, or its equivalent, MC will have earned and be immediately paid a Success Fee equal to 4.00% (four percent) of the maximum amount for the equity financing committed by the source of the Financing.

25.	Notwithstanding the aforementioned, the minimum total Success Fees paid to MC for this engagement shall not be less than USD$700,000 (seven hundred thousand dollars) ("Minimum Success Fee").

26.
Prior to closing of the Financing, GeoBio will sign a payment authorization letter, in a form to be prepared at the sole discretion of MC, irrevocably instructing the source of the Financing to deduct the Success Fees due to MC from the Financing and remit those Success Fees directly to MC.

27.
In addition to the Retainer and the Success Fees described above, upon the closing of the Financing, the Company will issue to MC warrants equal to 3% (three percent) of the common stock of the Company, on a fully diluted basis, with an anti dilution provision for 12 months after closing.  Warrants to be exercised at $.01 per ownership unit (defined as shares, membership interest or other ownership unit)(“Warrants”).  The Warrants will be on terms equal to that of the investors and lenders.

28.
Unless otherwise specified in this Agreement, the Success Fees are due to MC in connection with GeoBio securing the Financing from any lender/investor during the term of Engagement, irrespective of the source of initial identification of the lender/investor or the degree of participation of MC in obtaining the Financing.

29.
For a period of three years after the closing of each Financing covered by this Agreement, should GeoBio request and be granted an expansion of any such Financing, upon the approval for the expansion of the Financing by the source for the requested expansion of Financing, MC shall immediately be paid a Success Fee for the expanded Financing on the same terms as the Success Fees described above, except that the Minimum Success Fee described in paragraph 25 above will not apply.

EXPENSE REIMBURSEMENT

29.
The Company agrees to pay for all document preparation and out-of-pocket expenses incurred by MC in providing its services under this Agreement.  These expenses include, but are not limited to, telephone calls, printing and copying charges, facsimiles, express shipping, travel expenses (Business Class or Superior), and local mileage at the then current IRS mileage rate.  All airline tickets will be paid for by the Company prior to MC personnel commencing travel.  These expenses will be billed as incurred and are immediately due and payable upon receipt. Prior to MC incurring any expense over $400.00 per item (other than costs associated with civil and criminal background investigations), a written approval and acknowledgement from the Company will be required.

Note:
The cost of printing Offering Materials required by MC under this Agreement is presently $1.00 or more per page whether done internally by MC or by an outside vendor.   Offering Materials are usually in the size range of 50 to 200 pages.  Most MC engagements require between 30 to 50 books containing the Offering Materials to be initially printed for distribution to prospective lenders and investors.

RIGHT TO ADVERTISE

30.	Upon the closing of any Financing obtained under this Agreement, MC, at its own expense, shall have the right to advertise its involvement in successfully securing the Financing for the Company.

DISPUTE RESOLUTION

31.
Mediation. All disputes, claims or controversies arising out of or relating to this Agreement with more than $5,000 in controversy shall be submitted to Judicial Arbitration and Mediation Services (“JAMS") in Santa Monica, California, or its successor, for mediation, and if the matter is not resolved through mediation, then it shall be submitted to JAMS in Santa Monica, California, or its successor, for final and binding arbitration. Either party may commence mediation by providing to JAMS and the other party a written request for mediation, setting forth the subject of the dispute and the relief requested. The parties will cooperate with JAMS and with one another in selecting a mediator from JAMS' panel of neutrals, and in scheduling the mediation proceedings. The parties will participate in the mediation in good faith, and they will share equally in its costs. All offers, promises, conduct and statements, whether oral or written, made in the course of the mediation by any of the parties, their agents, employees, experts and attorneys, and by the mediator or any JAMS employees, are confidential, privileged and inadmissible for any purpose, including impeachment, in any arbitration or other proceeding involving the parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation. Either party may initiate arbitration with respect to the matters submitted to mediation by filing a written demand for arbitration at any time following the initial mediation session or 45 days after the date of filing the written request for mediation, whichever occurs first. The mediation may continue after the commencement of arbitration if the parties so desire. Unless otherwise agreed by the parties, the mediator shall be disqualified from serving as arbitrator in the case.  The provisions of this paragraph may be enforced by any Court of competent jurisdiction, and the party seeking enforcement shall be entitled to an award of all costs, fees and expenses, including attorney fees, to be paid by the party against whom enforcement is ordered.

32.
Arbitration. Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, which has not been resolved by mediation,  shall be determined by arbitration at the JAMS office in Santa Monica, California, before a sole arbitrator, in accordance with the laws of the State of  California for agreements made in and to be performed in that State. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures if the amount in controversy exceeds $250,000, or pursuant to its Streamlined Arbitration Rules and Procedures if the amount in controversy is $250,000 or less. Judgment on the Award may be entered in any court having jurisdiction.

The arbitrator shall, in the Award, allocate all of the costs of the arbitration and the mediation, including the fees of the arbitrator and the reasonable attorneys' fees of the prevailing party, against the party who did not prevail.

33.
Small Claims. All disputes, claims or controversies arising out of or relating to this Agreement with $5,000 or less in controversy shall be adjudicated in a court of applicable jurisdiction according to California law.

34.
Waiver of Jury Trial and Related Rights.  By initialing the space below, the Company agrees to have all disputes, claims or controversies arising out of or relating to this Agreement, which are not resolved by mediation, decided by neutral binding arbitration as provided in this Agreement, and the Company is giving up any rights it might possess to have those matters litigated in a court or jury trial. By initialing in the space below, the Company is giving up its judicial rights to discovery and appeal except to the extent that they are specifically provided for under this Agreement. If the Company refuses to submit to arbitration after agreeing to this provision, the Company may be compelled to arbitrate under federal or state law.

The foregoing has been read and understood.  The Company agrees to submit all disputes, claims or controversies arising out of or relating to this Agreement, that have not been resolved by mediation, to binding arbitration in accordance with this Agreement.

________ (initials)

ATTORNEY FEES

35.
If any legal action based in contract law is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees, costs, and necessary disbursements in addition to any other relief to which that party may be entitled.  This provision for recovery of attorneys' fees shall be construed as applicable to the entire Agreement.

MISCELLANEOUS

36.
The signing of this Agreement shall not obligate MC to make any investment in the Company or any other entity, directly or indirectly, nor make MC responsible for the payment of any fees or costs due to any lender or investor involved with the Financing.

37.	This Agreement may not be modified or amended except in a writing signed by the parties hereto.

38.
The advice (written or oral) rendered by MC pursuant to this agreement is intended solely for the benefit and use of GeoBio in considering the matters to which this Agreement relates. Neither such advice nor MC’s retention by the Company may be disclosed publicly or otherwise made available to third parties without the prior written consent of MC.

39.
Any determination that any one or more of the provisions of this Agreement may be, or is, invalid, illegal or unenforceable shall not affect the validity, legality or enforceability of the remainder of this Agreement.

40.	This Agreement may be executed in counterparts, each of which together shall be considered a single document.

41.
As a condition to MC proceeding under this Agreement, GeoBio shall retain legal counsel and an accounting firm, acceptable to MC, who are experienced in credit facility and securities documentation issues, to advise GeoBio in all aspects of this Agreement, including, without limitation, executing documentation required to obtain the Financing.

42.
This Agreement shall be binding on and shall be for the benefit of the parties hereto and their respective heirs, executors, administrators, successors, and assigns, and shall be governed exclusively by the laws of the State of California, including those pertaining to conflict of laws.

43.
This Agreement supersedes any and all other agreements, either oral or in writing, between the parties with respect to the subject of this Agreement. This Agreement contains all of the covenants and agreements between the parties with respect to the subject of this Agreement, and each party acknowledges that no representations, inducements, promises, or agreements have been made by or on behalf of any party except the covenants and agreements embodied in this Agreement. No agreement, statement, or promise not contained in this Agreement shall be valid or binding between the parties with respect to the subject of this Agreement, except as provided in this Agreement.

44.	This engagement agreement may be assigned at any time to MC’s FINRA Broker/Dealer affiliate, Mosaic Capital Securities LLC, upon prior written notice of assignment to the Company.

We appreciate the opportunity of working with you and the Company and look forward to your early response.  Please indicate GeoBio's agreement with all of the foregoing by signing and returning a FULLY EXECUTED ORIGINAL OF THIS AGREEMENT to this office.

Sincerely,
MOSAIC CAPITAL LLC                                                                           MOSAIC CAPITAL LLC
       MOSAIC CAPITAL SECURITIES LLC

Garry Michael Kann                                                                                     Gordon Gregory
Managing Director                                                                                       Chairman
Capital Markets Group

ACCEPTED AND AGREED:

For GeoBio Energy, Inc., and its subsidiaries

__________________________________                                                                                     ______________________________
Clayton Shelver, Director                                                                                     Today's Date